FOR MORE INFORMATION:

Charles Lynch

Senior Vice President, Finance and Strategy

954-384-0175, x 5692

charles.lynch@pediatrix.com

FOR IMMEDIATE RELEASE

Pediatrix Medical Group Reports Second Quarter Results

FORT LAUDERDALE, Fla., August 3, 2023 - Pediatrix Medical Group, Inc. (NYSE: MD), the nation’s leading provider of highly specialized health care for women, children and babies, today reported earnings from continuing operations of $0.34 per share for the three months ended June 30, 2023. On a non-GAAP basis, Pediatrix reported Adjusted EPS from continuing operations of $0.39.

For the 2023 second quarter, Pediatrix reported the following results from continuing operations:

•
Net revenue of $501 million;
•
Income from continuing operations of $28 million; and
•
Adjusted EBITDA of $59 million.

“Our second quarter operating results were in line with our expectations and reflect stable patient volumes and strong cash generation,” said James D. Swift, M.D., Chief Executive Officer of Pediatrix Medical Group. “As we focus on improvements in our revenue cycle management operations, our priorities also include strengthening and growing our organization through new sales, the expansion of our primary and urgent care clinic footprint, and contemplated allocation of our capital toward acquisitions.”

Operating Results from Continuing Operations – Three Months Ended June 30, 2023

Pediatrix’s net revenue for the three months ended June 30, 2023 was $500.6 million, compared to $486.0 million for the prior-year period. Pediatrix’s overall same-unit revenue increased by 3.2 percent, slightly offset by the impact of net non-same unit activity.

Same-unit revenue from net reimbursement-related factors increased by 2.6 percent for the 2023 second quarter as compared to the prior-year period. This primarily reflects improved collections related to revenue cycle management activities and increases in contract and administrative fees, partially offset by a decrease in Coronavirus Aid, Relief, and Economic Security (“CARES”) Act funds recorded.

During the second quarter of 2023, the Company did not record any miscellaneous revenue for CARES Act funds, compared to $0.7 million in the prior year period, which decreased the Company’s same-unit revenue from net reimbursement-related factors by 0.2 percent for the three months ended June 30, 2023. The percentage of services reimbursed by commercial and other non-government payors was unchanged compared to the prior-year period.

Same-unit revenue attributable to patient volume increased by 0.6 percent for the 2023 second quarter as compared to the prior-year period. Shown below are year-over-year percentage changes in certain same-unit volume statistics for the three and six months ended June 30, 2023. (Note: figures in the below table reflect contributions only to net patient service revenue and exclude other contributions to total same-unit revenue, including contract and administrative fees.)

	Three Months Ended June 30, 2023	Six Months Ended June 30, 2023
Hospital-based patient services	0.0%	0.5%
Office-based patient services	2.4%	1.9%

Neonatology services (within hospital-based services):
Total births	(2.0)%	(2.0)%
Neonatal intensive care unit (NICU) days	0.7%	0.1%

For the 2023 second quarter, practice salaries and benefits expense was $354.0 million, compared to $330.8 million for the prior-year period. This increase primarily reflects same-unit clinical compensation increases as well as increases in incentive compensation, based on practice results.

For the 2023 second quarter, general and administrative expenses were $58.0 million, as compared to $61.2 million for the prior-year period. This net decrease is primarily related to cost reductions from professional services and other non-staffing expenses.

For the second quarter of 2023, the Company did not incur any transformational and restructuring related expenses, compared to $5.3 million for the second quarter of 2022.

Adjusted EBITDA from continuing operations, which is defined as earnings from continuing operations before interest, taxes, depreciation and amortization, and transformational and restructuring related expenses, was $59.1 million for the 2023 second quarter, compared to $65.6 million for the prior-year period. Funds recorded from the provider relief fund established by the CARES Act favorably impacted Adjusted EBITDA by approximately $0.5 million for the second quarter of 2022.

Depreciation and amortization expense was $8.9 million for the second quarter of 2023, compared to $8.8 million for the second quarter of 2022.

Investment and other income was $1.2 million for the second quarter of 2023, compared to $0.8 million for the second quarter of 2022.

Interest expense was $11.2 million for the second quarter of 2023, compared to $8.4 million for the second quarter of 2022. This increase primarily reflects higher interest rates on the Company’s adjustable-rate borrowings, partially offset by lower total borrowings.

Pediatrix generated income from continuing operations of $28.3 million, or $0.34 per diluted share, for the 2023 second quarter, based on a weighted average 82.7 million shares outstanding. This compares with income from continuing operations of $30.7 million, or $0.36 per diluted share, for the 2022 second quarter, based on a weighted average 85.6 million shares outstanding. The decrease in weighted average shares outstanding is related to share repurchases completed during 2022.

For the second quarter of 2023, Pediatrix reported Adjusted EPS from continuing operations of $0.39, compared to $0.47 for the second quarter of 2022. For these periods, Adjusted EPS from continuing operations is defined as diluted income from continuing operations per common and common equivalent share excluding non-cash amortization expense, stock-based compensation expense, transformational and restructuring related expenses, and discrete tax events.

Operating Results from Continuing Operations – Six Months Ended June 30, 2023

For the six months ended June 30, 2023, Pediatrix generated revenue from continuing operations of $991.6 million, compared to $968.3 million for the prior-year period. Adjusted EBITDA from continuing operations for the six months ended June 30, 2023 was $99.2 million, compared to $116.2 million for the prior year. Pediatrix generated income from continuing operations of $42.5 million, or $0.52 per share, for the six months ended June 30, 2023, based on a weighted average 82.4 million shares outstanding, which compares to income from continuing operations of $9.8 million, or $0.11 per share, based on a weighted average 85.9 million shares outstanding for the first six months of 2022. For the six months ended June 30, 2023, Pediatrix reported Adjusted EPS from continuing operations of $0.62, compared to $0.79 in the same period of 2022.

Financial Position and Cash Flow – Continuing Operations

Pediatrix had cash and cash equivalents of $5.8 million at June 30, 2023, compared to $9.8 million at December 31, 2022, and net accounts receivable was $270.9 million.

For the second quarter of 2023, Pediatrix generated cash from continuing operations of $92.6 million, compared to $81.6 million during the second quarter of 2022. During the second quarter of 2023, the Company used $8.1 million to fund capital expenditures.

At June 30, 2023, Pediatrix had total debt outstanding of $675 million, consisting of its $400 million in 5.375% Senior Notes due 2030; $234 million in borrowings under its Term A Loan; and $41 million in borrowings under its revolving line of credit.

2023 Outlook

As previously disclosed, Pediatrix anticipates that its 2023 Adjusted EBITDA, as defined below, will be in a range of $235 million to $245 million.

Non-GAAP Measures

A reconciliation of Adjusted EBITDA from continuing operations and Adjusted EPS from continuing operations to the most directly comparable GAAP measures for the three and six months ended June 30, 2023 and 2022 and of forward looking Adjusted EBITDA from continuing operations to the most directly comparable GAAP measure for the year ending December 31, 2023 is provided in the financial tables of this press release.

Earnings Conference Call

Pediatrix will host an investor conference call to discuss the quarterly results at 9 a.m., ET today. The conference call Webcast may be accessed from the Company’s Website, www.pediatrix.com. A telephone replay of the conference call will be available from 12:45 p.m. ET today through midnight ET August 17, 2023 by dialing 1-866-207-1041, access Code 6377399. The replay will also be available at www.pediatrix.com.

ABOUT PEDIATRIX MEDICAL GROUP

Pediatrix® Medical Group, Inc. (NYSE:MD) is the nation’s leading provider of physician services. Pediatrix-affiliated clinicians are committed to providing coordinated, compassionate and clinically excellent services to women, babies and children across the continuum of care, both in hospital settings and office-based practices. Specialties include obstetrics, maternal-fetal medicine and neonatology complemented by more than 20 pediatric subspecialties, as well as pediatric primary and urgent care clinics. The group’s high-quality, evidence-based care is bolstered by significant investments in research, education, quality-improvement and safety initiatives. The physician-led company was founded in 1979 as a single neonatology practice and today provides its highly specialized and often critical care services through more than 5,000 affiliated physicians and other clinicians in 37 states. To learn more about Pediatrix, visit www.pediatrix.com or follow us on Facebook, Instagram, LinkedIn, Twitter and the Pediatrix blog. Investment information can be found at www.pediatrix.com/investors.

Certain statements and information in this press release may be deemed to contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may include, but are not limited to, statements relating to the Company’s objectives, plans and strategies, and all statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions, and are based on assumptions and assessments made by the Company’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and the Company undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in the Company’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the sections entitled “Risk Factors”, as well the Company’s current reports on Form 8-K, filed with the Securities and Exchange Commission, and include the impact of the Company’s transition to a third-party revenue cycle management provider; the impact of surprise billing legislation; the effects of economic conditions on the Company’s business; the effects of the Affordable Care Act and potential healthcare reform; the Company’s relationships with government-sponsored or funded healthcare programs, including Medicare and Medicaid, and with managed care organizations and commercial health insurance payors; the Company’s ability to comply with the terms of its debt financing arrangements; the impact of the COVID-19 pandemic on the Company and its financial condition and results of operations; the impact of the divestiture of the Company’s anesthesiology and radiology medical groups; the impact of management transitions; the timing and contribution of future acquisitions or organic growth initiatives; the effects of share repurchases; and the effects of the Company’s transformation initiatives, including its reorientation on, and growth strategy for, its pediatrics and obstetrics business.

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Pediatrix Medical Group, Inc.

Consolidated Statements of Income and Comprehensive Income

(in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net revenue	$500,577	$486,033	$991,585	$968,262
Operating expenses:
Practice salaries and benefits	354,032	330,757	716,267	673,912
Practice supplies and other operating expenses	31,089	29,843	61,809	58,332
General and administrative expenses	58,013	61,165	117,072	122,452
Depreciation and amortization	8,945	8,775	17,898	17,544
Transformational and restructuring related expenses	—	5,338	—	6,759
Total operating expenses	452,079	435,878	913,046	878,999
Income from operations	48,498	50,155	78,539	89,263
Investment and other income	1,189	844	1,823	1,719
Interest expense	(11,230)	(8,409)	(21,620)	(20,227)
Loss on early extinguishment of debt	—	—	—	(57,016)
Equity in earnings of unconsolidated affiliates	490	443	917	948
Total non-operating expenses	(9,551)	(7,122)	(18,880)	(74,576)
Income from continuing operations before income taxes	38,947	43,033	59,659	14,687
Income tax provision	(10,665)	(12,332)	(17,171)	(4,931)
Income from continuing operations	28,282	30,701	42,488	9,756
Loss from discontinued operations, net of tax	—	(3,565)	—	(3,812)
Net income	28,282	27,136	42,488	5,944
Net loss attributable to noncontrolling interest	—	—	—	4
Net income attributable to Pediatrix Medical Group, Inc.	$28,282	$27,136	$42,488	$5,948
Other comprehensive (loss) income, net of tax
Unrealized holding (loss) gain on investments, net of tax of $126, $414, $353 and $1,308	(387)	(1,234)	217	(3,902)
Total comprehensive income attributable to Pediatrix Medical Group, Inc.	$27,895	$25,902	$42,705	$2,046
Per common and common equivalent share data (diluted):
Net income attributable to Pediatrix Medical Group, Inc.:	$0.34	$0.32	$0.52	$0.07
Weighted average common shares	82,664	85,619	82,377	85,914

Pediatrix Medical Group, Inc.

Reconciliation of Income from Continuing Operations

to Adjusted EBITDA from Continuing Operations Attributable to

Pediatrix Medical Group, Inc.

(in thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Income from continuing operations attributable to Pediatrix Medical Group, Inc.	$28,282	$30,701	$42,488	$9,760
Interest expense	11,230	8,409	21,620	20,227
Loss on early extinguishment of debt	—	—	—	57,016
Income tax provision	10,665	12,332	17,171	4,931
Depreciation and amortization expense	8,945	8,775	17,898	17,544
Transformational and restructuring related expenses	—	5,338	—	6,759
Adjusted EBITDA from continuing operations attributable to Pediatrix Medical Group, Inc.	$59,122	$65,555	$99,177	$116,237

Pediatrix Medical Group, Inc.

Reconciliation of Diluted Income from Continuing Operations per Share to Adjusted Income from Continuing Operations per Diluted Share (“Adjusted EPS”)

(in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,
	2023		2022
Weighted average diluted shares outstanding	82,664		85,619
Income from continuing operations and diluted income from continuing operations per share attributable to Pediatrix Medical Group, Inc.	$28,282	$0.34	$30,701	$0.36
Adjustments (1):
Amortization (net of tax of $512 and $541)	1,533	0.02	1,624	0.02
Stock-based compensation (net of tax of $782 and $1,084)	2,344	0.03	3,252	0.04
Transformational and restructuring expenses (net of tax of $1,335)	—	—	4,003	0.05
Net impact from discrete tax events	150	—	294	—
Adjusted income and diluted EPS from continuing operations attributable to Pediatrix Medical Group, Inc.	$32,309	$0.39	$39,874	$0.47

(1) A blended tax rate of 25% was used to calculate the tax effects of the adjustments for the three months ended June 30, 2023 and 2022.

	Six Months Ended June 30,
	2023		2022
Weighted average diluted shares outstanding	82,377		85,914
Income from continuing operations and diluted income from continuing operations per share attributable to Pediatrix Medical Group, Inc.	$42,488	$0.52	$9,760	$0.11
Adjustments (1):
Amortization (net of tax of $1,010 and $1,082)	3,029	0.04	3,245	0.04
Stock-based compensation (net of tax of $1,534 and $2,193)	4,601	0.06	6,578	0.07
Transformational and restructuring expenses (net of tax of $1,690)	—	—	5,069	0.06
Loss on early extinguishment of debt (net of tax of $14,254)	—	—	42,762	0.50
Net impact from discrete tax events	870	—	786	0.01
Adjusted income and diluted EPS from continuing operations attributable to Pediatrix Medical Group, Inc.	$50,988	$0.62	$68,200	$0.79

(1) A blended tax rate of 25% was used to calculate the tax effects of the adjustments for the six months ended June 30, 2023 and 2022.

Pediatrix Medical Group, Inc.

Balance Sheet Highlights

(in thousands)

(Unaudited)

	As of June 30, 2023	As of December 31, 2022
Assets:
Cash and cash equivalents	$5,849	$9,824
Investments	98,490	93,239
Accounts receivable, net	270,852	296,787
Other current assets	22,576	28,139
Intangible assets, net	16,800	18,491
Operating and finance lease right-of-use assets	67,088	66,924
Goodwill, other assets, property and equipment	1,823,855	1,834,483
Total assets	$2,305,510	$2,347,887
Liabilities and shareholders' equity:
Accounts payable and accrued expenses	$277,680	$374,225
Total debt, including finance leases, net	681,192	651,279
Operating lease liabilities	64,633	65,802
Other liabilities	339,630	364,949
Total liabilities	1,363,135	1,456,255
Total shareholders' equity	942,375	891,632
Total liabilities and shareholders' equity	$2,305,510	$2,347,887

Pediatrix Medical Group, Inc.

Reconciliation of Income from Continuing Operations

to Forward-Looking Adjusted EBITDA from Continuing Operations Attributable to

Pediatrix Medical Group, Inc.

(in thousands)

(Unaudited)

	Year Ended December 31, 2023

Income from continuing operations attributable to Pediatrix Medical Group, Inc.	$110,000	$120,000
Interest expense	42,200	40,000
Income tax provision	44,800	47,000
Depreciation and amortization expense	38,000	38,000
Adjusted EBITDA from continuing operations attributable to Pediatrix Medical Group, Inc.	$235,000	$245,000